EX.99.d.vi

FIFTH AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT
FOR AGFiQ FUNDS

This Amendment to the Investment Advisory Agreement is hereby made as of the 22nd day of February, 2021, between AGF Investments Trust, a Delaware statutory Trust (the “Trust”), on behalf of its series as set forth on Appendix A to the Investment Advisory Agreement (each, a “Fund” and, collectively, the “Funds”) and AGF Investments LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust and the Adviser are parties to the Investment Advisory Agreement dated February 1, 2016 (the “Agreement”), as amended on November 14, 2017, February 16, 2019, May 13, 2019 and May 11, 2020; and

WHEREAS, pursuant to Section 9 of the Agreement, the Trustees of the Trust, in connection with their approval of the appointment of the Adviser as investment adviser to the Funds, approved related amendments to the Agreement at a meeting held on February 22, 2021; and

WHEREAS, as approved by the Board, the AGFiQ U.S. Market Neutral Value Fund has ceased operations and been liquidated; and

WHEREAS, the Trust and the Adviser hereby wish to amend Appendix A of the Agreement to remove AGFiQ U.S. Market Neutral Value Fund.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1.	That Appendix A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the appendix attached hereto.

2.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date hereof.

AGF Investments Trust

By:
Name:
Title:

AGF Investments LLC

By:
Name:
Title:

APPENDIX A

TO THE
INVESTMENT ADVISORY AGREEMENT

Fund	Fee Rate
AGFiQ U.S. Market Neutral Momentum Fund (MOM)	0.45%
AGFiQ U.S. Market Neutral Anti-Beta Fund (BTAL)	0.45%
AGFiQ Hedged Dividend Income Fund (DIVA)	0.45%
AGFiQ Global Infrastructure ETF (GLIF)	0.45%
AGFiQ Dynamic Hedged U.S. Equity ETF (USHG)	0.45%